EXHIBIT 3.1

ARTICLES OF INCORPORATION
OF
NUTECH DIGITAL, INC.

I.

The name of this corporation is NUTECH DIGITAL, INC.

II.

The purposes of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

The name and address in the State of California of this corporation’s initial agent for service of process is:

Lee Kasper
3841 Hayvenhurst Drive
Encino, California 91436

IV.

This corporation is authorized to issue one class of stock which shall be designated “Common Stock.” The number of shares of Common Stock authorized to be issued is TWO MILLION (2,000,000) shares.

V.

The liability of directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

VI.

This Corporation is authorized to indemnify its agents to the fullest extent permissible under California law. For purposes of this provision, the term “agent” has the meaning set forth from time to time in Section 317 of the California Corporations Code.

Dated: June 10, 1997

/s/	MARY ANN SAPONE

I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

/s/	MARY ANN SAPONE

EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF THE
ARTICLES OF INCORPORATION
OF
NuTECH DIGITAL, INC.

Lee Kasper certifies that:

1.    He is the duly elected and acting President and Secretary of the corporation named above.

2.    Article IV of the Articles of Incorporation of this corporation is amended to read as follows:

IV

This corporation is authorized to issue one class of shares that shall be designated “Common Stock”. The number of shares of Common Stock authorized to be issued is one hundred million (100,000,000) shares. Each of the issued and outstanding shares of Common Stock held by the corporation’s shareholders on May 2, 2001 shall be split into 7,905 shares of Common Stock.

3.    The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors of the corporation.

4.    The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 1,050. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

I declare under penalty of perjury under the laws of the state of California that the matters set forth in this certificate are true and correct of my own knowledge.

Executed this 2nd day of May 2001.

/s/	LEE KASPER
Le	e Kasper, President and Secretary